Exhibit 10.2

THE WALT DISNEY COMPANY
Performance-Based Stock Unit Award
(Four-Year Vesting subject to Total Shareholder Return Test)
As Amended and Restated November 30, 2018
AMENDED AND RESTATED AWARD AGREEMENT, dated as of November 30, 2018, between The Walt Disney Company, a Delaware corporation (“Disney”), and Robert Iger (the “Participant”). This award was initially granted on December 13, 2017 (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”) pursuant to the terms of the Amended and Restated 2002 Executive Performance Plan (the “Plan”), and pursuant to the terms of the 2011 Stock Incentive Plan (the “Stock Plan”), and is amended and restated hereby. The applicable terms of the Plan and the Stock Plan are incorporated herein by reference, including the definitions of terms contained therein.
Section 1. Stock Unit Award. Disney granted the Participant an award of Stock Units on December 13, 2017 (the “Award”). Disney and the Participant hereby agree to amend and restate the terms of such Award to modify the vesting requirements applicable with respect to such Award in the manner specified below and to increase the target number of Stock Units subject to the Award to 937,599 (such target number of Stock Units, together with such number of additional whole or fractional Stock Unit(s), if any, as may from time to time be credited with respect thereto (as dividend equivalents) pursuant to Section 4 hereof, being referred to herein as the “Target Award Amount”). The number of Stock Units which may be earned hereunder is dependent upon the satisfaction of the conditions set forth herein and may range from no Stock Units to 125% of the Target Award Amount. The Stock Units are notional units of measurement denominated in Shares of Disney (i.e., one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney.
Section 2. Forfeiture of Award Notwithstanding anything in this Award Agreement to the contrary, this Award shall be forfeited without any obligation for Disney or any Affiliate to make any payment to the Participant hereunder in the event that either (i) Participant terminates employment voluntarily (other than pursuant to a Termination for Good Reason as defined in Participant’s employment agreement with Disney) prior to the Scheduled Vesting Date (as defined below) or (ii) the “Transaction Closing Date” (as defined in the Letter Agreement) does not occur on or before the Scheduled Vesting Date.
Section 3. Vesting Requirements. Subject to Section 2, the vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 4 below or vesting pursuant to Section 7 below) shall be subject to the satisfaction of the conditions set forth in each of subsections A and B of this Section 3:

A.
Total Shareholder Return Test. The vesting of the Target Award Amount (the “TSR Target Award Amount”) shall be conditioned upon the satisfaction of a performance vesting requirement (the “TSR Performance Requirement”) based on Total Shareholder Return of Disney as compared to the Total Shareholder Returns of the S&P 500 Companies, in each case, with respect to the approximately four-year period ending on the Determination Date (as each such term is defined below). To satisfy the TSR Performance Requirement, the TSR Percentile (as hereinafter defined)

of Disney must exceed the TSR Percentile of 25.00% of the S&P 500 Companies (the “S&P 25th TSR Percentile”). If this requirement is met, the number of Stock Units as to which the TSR Performance Requirement shall be satisfied shall be determined as follows:

i.	If the TSR Percentile of Disney is equal to “S&P 25th TSR Percentile”, then the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 0% of the TSR Target Award Amount.

ii.
If the TSR Percentile of Disney equals the TSR Percentile of 65.00% of the S&P 500 Companies (the “S&P 65th TSR Percentile”), the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 100% of the TSR Target Award Amount.

iii.
If the TSR Percentile of Disney equals or exceeds the TSR Percentile of 75.00% of the S&P 500 Companies (the “S&P 75th TSR Percentile”), the number of Stock Units which shall satisfy the TSR Performance Requirement shall be 125% of the TSR Target Award Amount.

iv.
If the TSR Percentile of Disney exceeds the S&P 25th TSR Percentile but is less than the S&P 65th TSR Percentile or exceeds the S&P 65th TSR Percentile but is less than the S&P 75th TSR Percentile the percentage of Stock Units as to which the TSR Performance Requirement shall have been satisfied shall be determined by mathematical interpolation between 0% and 100% or 100% and 125%, as applicable. For example, if the TSR Percentile of Disney is 35.00%, then Stock Units equal to 25% of the TSR Target Award Amount shall have satisfied the TSR Performance Requirement; if the TSR Percentile of Disney is 60.00%, then 87.5% of the TSR Target Award Amount shall have satisfied the TSR Performance Requirement.

v.
Notwithstanding the foregoing, provisions of this subsection 3(A), if Disney’s Total Shareholder Return at the Determination Date is a negative number, in no event shall the number of Stock Units which shall satisfy the TSR Performance Requirement exceed 100% of the TSR Target Award Amount

For the purposes hereof, the terms set forth below shall have the following meanings:
“Determination Date” shall mean the date which precedes the Scheduled Vesting Date (as hereinafter defined) by one month.
“Total Shareholder Return” shall mean an amount equal to the average of the total return figures for the approximately four-year period ending on the twenty (20) trading days referred to below as currently reported under “Comparative Returns” by Bloomberg L.P. (“Bloomberg”) (or any other reporting service that the Committee may designate from time to time):

(i)
for Disney (as such total return figures for Disney may be adjusted by the Committee, by no later than the Scheduled Vesting Date, to take into account any factors which the Committee has determined are not properly reflected in such reported figures) or

(ii)	for any other S&P 500 Company,

in each case reported for the twenty (20) latest trading days up to and (if the Determination Date is a trading day) including the Determination Date. In determining Total Shareholder Return, the total return figures for each of Disney and each other S&P 500 Company for such respective four year periods shall be compared to the relative values reported for each such company for the twenty (20) days commencing with the day that is twenty (20) trading days prior to the Date of Grant.
“TSR Percentile” shall mean the percentile ranking (which shall be carried out to two decimal points) as determined by Disney on the basis of the Total Shareholder Return figures reported by Bloomberg (or any other reporting service that the Committee may designate from time to time) for each of the S&P 500 Companies, including Disney (provided that in the case of Disney adjustments may be made by the Committee with respect to Total Shareholder Return as provided above).
“S&P 500 Companies” shall mean all of the companies which are listed on the Standard & Poor’s 500 Composite Index, including Disney, on the date which is approximately four years and twenty (20) trading days prior to the Determination Date and which remain continuously listed on the Standard & Poor’s 500 Composite Index through and including the Determination Date; provided however, that for the purposes hereof the Standard & Poor’s 500 Composite Index shall be deemed to include companies that were removed therefrom during the measurement period but that continued during the entire measurement period to have their shares listed on at least one of the NYSE, NASDAQ, American Stock Exchange, Boston Stock Exchange, Chicago Stock Exchange, National Stock Exchanged (formerly Cincinnati Stock Exchange), NYSE Arca (formerly known as the Pacific Stock Exchange), Philadelphia Stock Exchange or any other exchange(s) that the Committee may designate from time to time.

B.
Service Vesting Requirement. In addition to performance vesting requirements of subsection A and subsection B, if applicable, of this Section 3, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the Scheduled Vesting Date.

If the service vesting requirements of this Section 3.C are not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.
Subject to any limitations set forth in Section 6, Stock Units for which all of the requirements of this Section 3 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 6 hereof. Subject to the terms, conditions and performance-based vesting requirements set forth herein, the Stock Units subject to this Award will vest on December 31, 2021 (the “Scheduled Vesting Date”).
Section 4. Accelerated Vesting. Notwithstanding the terms and conditions of Section 3 hereof, if the Participant dies or incurs a disability (within the meaning of Section 409A of the Internal Revenue Code), or incurs a Triggering Event within the 12-month period following a Change in Control in accordance with Section 11 of the Stock Plan as in effect as of the date of the Triggering Event (any of the foregoing being an “Accelerating Event”) (provided, in each case, that the Participant is employed by Disney (or an Affiliate) at the time of such Accelerating Event), this Award shall become fully vested with respect to the Target Award Amount of Stock Units on the later to occur of (i) the date of the Participant’s death or disability or the occurrence of such a Triggering Event and (ii) the occurrence of Transaction Closing Date (as defined in the Letter Agreement) on or before the Scheduled Vesting Date; provided, however, that notwithstanding the foregoing, if such Accelerating Event shall have occurred after the Determination Date but before the Scheduled Vesting Date, then the number of Stock Units which shall become fully vested shall be determined on the same basis as if the Participant had been continuously employed by Disney (or an Affiliate) until the Scheduled Vesting Date and shall be payable in accordance with Section 6 hereof to the extent that it has not previously been forfeited. For the avoidance of doubt, if the Transaction Closing Date does not occur on or before the Scheduled Vesting Date, no accelerated vesting shall occur pursuant to this Section 4.
Section 5. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant with respect to the Target Award Amount of Stock Units as additional Stock Units as if the Stock Units previously held by the Participant were outstanding Shares, as follows: such credit shall be made in whole and/or fractional Stock Units on the Target Award Amount as in effect at the time of such crediting and shall be based on the fair market value (as defined in the Stock Plan) of the Shares on the date of payment of such dividend. All such additional Stock Units shall be subject to the same vesting requirements applicable to the Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.
Section 6. Payment of Award. In no event shall a payment be made in respect to this Award unless the Transaction Closing Date does in fact occur on or before the Scheduled Vesting Date. Subject to the immediately preceding sentence, payment of any vested portion of the TSR Target Award Amount shall be made within 30 days following the later of:

(i)	the date as of which all of the vesting requirements under Section 3 applicable to the TSR Target Award Amount as applicable, shall have been satisfied, or

(ii)	the date of certification of achievement of the Performance Target by the Committee, as required under Section 3.A and 3.B, if applicable,
(or within 30 days following acceleration of vesting under Section 3 hereof, if applicable) but in no event later than two and one-half months after the end of Disney’s fiscal year in which the Scheduled Vesting Date occurs. The Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable minimum statutory withholding taxes.
Section 7. Extended Vesting
(a) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) Participant is employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting of any Stock Units subject to this Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 7 shall be interpreted and applied in all respects as if Participant had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this Award through the scheduled expiration date of such employment agreement and (ii) the date of termination of Participant’s employment for all purposes under this Section 7 shall be deemed to be the scheduled expiration date of such employment agreement. For the avoidance of doubt, nothing in this Section 7(a) shall be interpreted or construed to limit the applicability of Section 2 hereof.

(b) Solely for purposes of determining whether, and to what extent, the Participant shall have satisfied the service vesting requirement in Section 3.C, the Participant shall be deemed to have continued in employment (without duplication of any service credit afforded with respect to a Contractual Extension Provision) with Disney or an Affiliate during any period for which the Company provides Participant pay in lieu of notice in connection with The Worker Adjustment and Retraining Notification Act, as currently in effect and as the same may be amended from time to time, or any successor statute thereto or any comparable provision of state, local or foreign law applicable to the Participant.
Section 8. Restrictions on Transfer. Neither this Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the Stock Units as provided herein and as provided in Section 6 of the Plan. The Stock Units constitute Restricted Units as defined in Section 2.2 of the Plan.
Section 9. No Voting Rights. The Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
Section 10. Award Subject to Plan. This Restricted Stock Unit Award is subject to the terms of the Plan and the Stock Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Stock Plan, the Plan or the Stock Plan, as applicable, will govern and prevail; provided, however, that in no event shall the Stock Plan or this Award Agreement be construed to override the provisions of Section 2 hereof.
Section 11. Changes in Capitalization. The Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.
Section 12. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.
Section 13. Effect of Employment Agreement. If the Participant is employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of the Participant’s employment upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof (other than Section 2, as incorporated from the Letter Agreement) with respect to the same subject matter.
Section 14. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Disney, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan and the Stock Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Disney shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). The

Participant acknowledges, understands and agrees that Data will be transferred to Merrill Lynch, which is assisting Disney with the implementation, administration and management of the Plan and the Stock Plan, and/or to such other third-party plan administrator(s) and/or recipients as may be selected by Disney in the future. The Participant understands that one or more of the administrators or recipients of Data may be located in countries other than the country of Participant’s current residence, and that such other countries may have data privacy laws and protections different from, and less protective than, the laws and protections of the country of Participant’s current residence, the Member States of the European Union or any other country to which the Participant may be at any time relocated.
Section 15. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

THE WALT DISNEY COMPANY

/s/ Alan N. Braverman
 By: Alan N. Braverman
Senior Executive Vice President,
General Counsel and Secretary

AGREED AND ACEPTED:

/s/ Robert A. Iger
Robert A. Iger